UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 19, 2024

Global Net Lease, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-37390	45-2771978
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 Fifth Avenue, 30th Floor New York, New York	10019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (332) 265-2020

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	GNL	New York Stock Exchange
7.25% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share	GNL PR A	New York Stock Exchange
6.875% Series B Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share	GNL PR B	New York Stock Exchange
7.50% Series D Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share	GNL PR D	New York Stock Exchange
7.375% Series E Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share	GNL PR E	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 19, 2024, the board of directors of Global Net Lease, Inc. (the “Company”) elected, effective immediately, Mr. Robert I. Kauffman to serve as a member of the board until the Company’s 2024 annual meeting of stockholders and until his successor is duly elected and qualifies. Mr. Kauffman’s election fills the remaining vacancy on the board. The board has not determined committee appointments for Mr. Kauffman at this time.

Mr. Kauffman, age 60, is currently a private investor and entrepreneur active in the financial, real estate, automotive and technology-oriented sectors. Mr. Kauffman is a co-founder of Fortress Investment Group LLC (“Fortress”) where he was a principal and member of the board of directors from its founding in 1998 until 2012. During his tenure at Fortress, Mr. Kauffman served as a member of Fortress’s management committee and was responsible for the management of Fortress’s European private equity investment operations. While at Fortress, he was primarily focused on distressed debt restructurings, real estate and other asset based financial services businesses. Prior to co-founding Fortress, Mr. Kauffman was a Managing Director at UBS Investment Bank in its Principal Finance area from 1997 to 1998, a Principal at BlackRock Financial Management Inc. from 1993 to 1997, and at Lehman Brothers from 1986 to 1993, where he primarily focused on the mortgage and securitization markets in the United States and Europe. Over the course of his career, Mr. Kauffman has been involved in a wide variety of investment activities, including private fund raising, IPO’s, primary and secondary public share offerings in multiple jurisdictions, take private transactions, as well as billions of dollars of bank and capital market debt financings and securitizations. Mr. Kauffman earned a Bachelor’s degree in Business Administration from Northeastern University. The board believes Mr. Kauffman’s qualifications to serve on the Company’s board include his extensive background in capital markets and unique experience in co-founding a multi-billion dollar global investment manager.

The board determined that Mr. Kauffman is “independent” as defined under the listing standards of the New York Stock Exchange (“NYSE”) and the Company’s corporate governance guidelines.

There are no family relationships between Mr. Kauffman and any director or executive officer of the Company, there are no arrangements or understandings between Mr. Kauffman and any other persons or entities pursuant to which Mr. Kauffman was appointed as a director of the Company, and there are no transactions involving Mr. Kauffman, on the one hand, and the Company, on the other hand, that would require disclosure under Item 404(a) of Regulation S-K.

Effective upon appointment, Mr. Kauffman became eligible to receive compensation in accordance with the non-employee director compensation guidelines which were filed as Exhibit 10.63 in the Company’s annual report on Form 10-K on February 27, 2024. In connection with Mr. Kauffman’s election as a director of the Company, the Company intends to enter into an indemnification agreement with him in the same form as the indemnification agreements the Company has entered into with its other directors and officers. Under the indemnification agreement, Mr. Kauffman will be indemnified by the Company to the maximum extent permitted by Maryland law for certain liabilities and will be advanced certain expenses that have been incurred as a result of actions brought, or threatened to be brought, against him as a director of the Company as a result of his service, subject to the limitations set forth in the indemnification agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL NET LEASE, INC.

Date: March 20, 2024	By:	/s/ Edward M. Weil, Jr.
	Name:	Edward M. Weil, Jr.
	Title:	Co-Chief Executive Officer (Co-Principal Executive Officer)